EXHIBIT 10.8

FORM OF RETENTION AGREEMENT

[Company Letterhead]

As of October 2, 2018

[NAME]
[ADDRESS]

Re: Key Employee Retention Bonus
Dear [FIRST NAME]:
In recognition of your continuing key role at Ditech Holding Corporation (the “Company”), the Board of Directors of the Company (the “Board”), upon the recommendation of the Compensation and Human Resources Committee of the Board (the “Committee”), has determined that you shall receive a retention bonus upon the terms and conditions set forth in this letter agreement (this “Agreement”). Please refer to Appendix A for certain defined terms used herein.

1.
Retention Bonus. You shall receive a retention bonus of $______ (the “Retention Bonus”), payable as soon as administratively practicable, but in no event later than 30 calendar days, after the execution of this Agreement, subject to the terms and conditions of this Agreement.

2.
Retention Period; Clawback. Subject to the terms and conditions of this Agreement, your right to retain the Retention Bonus will be subject to your continued employment through the end of the Retention Period. The “Retention Period” shall be the earlier of the date that is (i) one year following the date of this Agreement, and (ii) 90 days following the consummation of a Change of Control transaction, if applicable. If you voluntarily terminate your employment with the Company (other than for Good Reason or as a result of your death or Disability), or if your employment is terminated by the Company for Cause, prior to the end of the Retention Period, you hereby agree that you will re-pay to the Company the entire Retention Bonus, payable within 30 days following receipt of written notice from the Company.

3.	Effect on Other Compensation.

a.	2018 Annual Bonus.
(1) If you are a “Designated Key Executive” (as such term is defined in the Charter of the Committee as in effect on the date hereof), by acceptance of this Agreement, you agree that the Retention Bonus is in lieu of any annual cash incentive bonus that otherwise may be payable to you in respect of the 2018 calendar year under the

Company’s 2018 Annual Incentive Plan (the “AIP”) and/or under the terms of any employment agreement, offer letter or other employment or compensation plan, policy, contract or arrangement of the Company applicable to 2018 annual cash incentive bonuses, and you hereby waive any right to receive such bonus under any such plan, agreement or arrangement.
(2) If you are not a Designated Key Executive, by acceptance of this Agreement, you agree that the Retention Bonus is in lieu of 50% of your target award under any annual cash incentive bonus that otherwise may be payable to you in respect of the 2018 calendar year under the AIP and/or under the terms of any employment agreement, offer letter or other employment or compensation plan, policy, contract or arrangement of the Company applicable to 2018 annual cash incentive bonuses, and you hereby waive any right to receive such portion of such bonus under any such plan, agreement or arrangement. You shall remain eligible to receive 50% of your target bonus award in respect of the 2018 calendar year, subject to satisfaction of any applicable performance goals and the other terms of such plan.

b.
Prior Incentive Awards and Retention Programs. If and as applicable, by acceptance of this Agreement, you agree that (i) you have no further rights to any payment due to you under (a) your 2017 Key Employee Retention Bonus Letter Agreement, which is hereby terminated and of no further force or effect, and (b) your 2016 Long Term Incentive Cash-Based Award Agreement, which is hereby terminated and of no further force or effect, and (ii) you have no further rights to any guaranteed cash bonus for 2018 and/or any cash retention payment scheduled to be paid to you on or after February 1, 2019, in each case under any existing retention, employment or similar agreement between you and the Company. By executing this Agreement you hereby consent to the removal of any applicable provision(s) providing for any such bonus or payments from any such agreement. If and as applicable, you shall retain all rights under your 2018 Performance-Based Cash Award Agreement and your 2018 Transaction Incentive Award Letter Agreement.

c.
Severance. You shall remain eligible to receive severance payments that you may become entitled to under any employment agreement, offer letter or other plan, policy, contract or arrangement of the Company.

4.
409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A. Notwithstanding the foregoing, the Company makes no representation with respect to compliance with Section 409A and shall not be liable to you for any taxes or penalties under Section 409A.

5.
Assignment. You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor, including any acquirer of substantially all of the assets of the Company.

6.
Entire Agreement; Other Agreements. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof, and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written. Except as provided in Section 3 hereof, this Agreement does not modify, amend or supersede any of the rights or obligations of either party under any the terms of any employment contract, offer letter or employment or compensation plan, policy or arrangement of the Company, including, without limitation, any noncompetition, nonsolicitation or other restrictive covenant under any employment or other agreement between you and the Company, which are hereby reaffirmed by you in consideration of your eligibility for the Retention Bonus. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

7.
Confidentiality. You hereby agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, provided that you have made such advisors aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

8.
Notices. All notices, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (i) if to the Company, at its principal corporate offices addressed to the attention of the Chief Human Resources Officer, and (ii) if to you, at your home address as such address may appear on the records of the Company, or to such other address as such party may hereafter specify in written notice to the other party.

9.
Governing Law; WAIVER OF JURY TRIAL. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Pennsylvania, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of Pennsylvania or federal court sitting in Montgomery County in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in Pennsylvania or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY

WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10.
Tax. Amounts payable under this Agreement shall be subject to withholding for all federal, state and local income and employment taxes as shall be required to be withheld pursuant to any applicable law or regulation.

11.
Waiver. Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

12.
Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.
Counterpart Originals. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

To accept this Agreement, please sign where indicated below, and return no later than October 2, 2018 to the Company’s Chief Human Resources Officer. This Agreement cannot be accepted by you after October 2, 2018.
Sincerely

DITECH HOLDING CORPORATION

_____________________________
By: Elizabeth F. Monahan
Title: Chief Human Resources Officer
ACCEPTED AND AGREED AS OF THE
DATE FIRST SET FORTH ABOVE:

Signature: ________________________________

APPENDIX A

Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall mean, (i) your indictment of a felony; (ii) your fraudulent or grossly negligent conduct in connection with your employment duties or responsibilities; (iii) your willful or grossly negligent failure to perform your material employment duties or responsibilities to the Company; (iv) your willful misconduct; (v) your contravention, in any material respect, of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the person to whom you report; (vi) any acts by you which constitute embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in your personal gain or enrichment at the expense of the Company; (vii) your failure to comply with ongoing confidentiality, non-solicitation and/or non-competition obligations between the Company; or (viii) your continued failure to comply with a material policy of the Company after receiving notice of failure to comply from the person to whom you report.

“Change of Control” shall mean any of the following: (i) a “Change of Control” as such term is defined in the Ditech Holding Corporation 2018 Equity Incentive Plan as in effect on the date hereof and (ii) the closing of any other strategic transaction approved by the Board and determined to constitute a Change of Control by the Board for purposes of this Agreement.

“Disability” means that you are unable, as reasonably determined by the Compensation and Human Resources Committee of the Board of Directors of the Company, to perform your duties for a period of 90 consecutive days as a result of physical or mental impairment, or illness or injury.

“Good Reason” shall have the meaning ascribed to such term in your employment agreement with the Company as in effect on the date hereof, or if you are not subject to an employment agreement or “Good Reason” is not defined therein, then “Good Reason” shall mean, any of the following without your consent (i) a material diminution in your position with the Company, (ii) a material reduction in your base salary, or (iii) the requirement that you relocate your primary place of employment more than fifty miles, so long as, in any case, (x) you have provided written notice to the Company setting forth in reasonable specificity the event purporting to constitute Good Reason within thirty (30) days of the date the you first become aware of such event, (y) the Company is afforded thirty (30) days to cure such event, and (z) you have terminated your employment within thirty (30) days following the Company’s failure to cure such event.